Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports First Quarter 2012 Results

PITTSBURGH, PA – April 25, 2012 – Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the first quarter ended March 31, 2012.

First Quarter Results:

Revenues for the first quarter were $24.5 million, which represented a 23% increase over the corresponding quarter last year and a 2.5% improvement over fourth quarter 2011 results. Gross profit in the first quarter totaled $4.5 million compared to $3.8 million in the first quarter of 2011. Consolidated net income for the first quarter 2012 totaled $352,000, or $0.10 per diluted share, compared to $37,000, or $0.01 per diluted share, in the same period last year. Both the first quarter of 2012 and 2011 included severance expense equal to $0.02 per diluted share.

Demand for our IT and healthcare staffing services remained solid during the first quarter of 2012. Supply-side pricing pressures are starting to emerge within certain technologies of the IT business, as resources are commanding higher compensation levels. Market conditions in healthcare staffing remained largely positive and we achieved sequential revenue growth for the seventh consecutive quarter.

Kevin Horner, Mastech’s Chief Executive Officer stated, “While we are pleased with 23% revenue growth for the quarter, we have to do a better job helping our client base understand the changes which are happening on the supply-side of the market. A tightening of industry supply will cause hardships for clients who are slow to recognize these industry trends. Additionally, we need to quickly adjust our pricing model to reflect these market dynamics.”

Commenting on the Company’s financial position, Jack Cronin, Mastech’s Chief Financial Officer, stated, “Our balance sheet remains strong with cash on hand of $2.7 million; no outstanding debt; and access to $14.1 million of borrowing capacity as of March 31, 2012. During the quarter, we completed a partial tender offer in which we repurchased approximately 12% of our outstanding common stock. This $2.5 million transaction was entirely funded with cash balances on hand.”

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on April 25, 2012 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 2, 2012.

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2011.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$2,748	$5,755
Accounts receivable, net	13,454	11,925
Prepaid and other current assets	722	1,046
Deferred income taxes	153	177

Total current assets	17,077	18,903

Equipment, enterprise software and leasehold improvements, net	304	273

Goodwill and intangible assets, net	451	458

Deferred financing costs, net	67	74

Deferred income taxes	181	80

Total assets	$18,080	$19,788

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,234	$2,309
Accrued payroll and related costs	4,542	4,002
Deferred revenue and other liabilities	354	430

Total current liabilities	7,130	6,741

Total liabilities	7,130	6,741

Shareholders’ equity:
Common stock, par value $0.01 per share	37	37
Additional paid-in capital	10,156	10,114
Retained earnings	3,814	3,462
Treasury stock, at cost	(3,057)	(566)

Total shareholders’ equity	10,950	13,047

Total liabilities and shareholders’ equity	$18,080	$19,788

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2012	2011

Revenues	$24,454	$19,901

Cost of revenues	19,994	16,057

Gross profit	4,460	3,844

Selling, general and administrative expenses	3,864	3,778

Income from operations	596	66

Other income/(expense), net	(23)	(7)

Income before income taxes	573	59

Income tax expense	221	22

Net income	$352	$37

Earnings per share:
Basic	$0.10	$0.01

Diluted	$0.10	$0.01

Weighted average common shares outstanding:
Basic	3,481	3,690

Diluted	3,582	3,799